     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2001 REGISTRATION NO. 333-54408


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                               AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                  ON FORM SB-2
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               EYE DYNAMICS, INC.
          ( Name of Small Business Issuer as Specified in Its Charter)

          Nevada                           3841                        88-0249812
(State or Other Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)     Identification Number)

                2301 205th Street, Suite 106, Torrance, CA 90501
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)

                               Charles E. Phillips
                2301 205th Street, Suite 106, Torrance, CA 90501
                                 (310) 328-0477
            (Name, Address And Telephone Number of Agent For Service)

                                    Copy To:

                             Robert J. Zepfel, Esq.
                               Haddan & Zepfel LLP
                         4685 MacArthur Court, Suite 220
                         Newport Beach, California 92660
                                 (949) 752-6100

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Amendment to Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------
  Title of each                              Proposed           Proposed
    Class of                                 Maximum            Maximum
   Securities              Securities       Offering            Aggregate       Amount of
     to be                    to be         Price Per           Offering      Registration
   Registered              Registered         Unit (2)            Price            Fee
----------------------------------------------------------------------------------------------
Common Stock                3,000,000(1)      $ .36             $1,080,000       $270.00

(1) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of common stock as may be issuable upon the exercise of the common stock purchase warrants described herein pursuant to the antidilution provisions thereof. The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby is calculated in accordance with Rule 457(c) under the Securities Act.

(2) Based on the closing price of the Common Stock on the OTC Bulletin Board on January 23, 2001.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS


                                3,000,000 SHARES

                               EYE DYNAMICS, INC.

                                  COMMON STOCK


         These shares of common stock are being offered by certain of our current shareholders. We issued the shares, or reserved the shares for issuance, to the shareholders in connection with a private placement made in the Company during the year 2000.

         The selling shareholders may sell the shares covered by this Prospectus in ordinary brokerage transactions, in negotiated transactions or otherwise, at prevailing market prices at the time of sale or at negotiated prices, and may engage brokers or dealers to sell the shares. For additional information on the selling shareholders' possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution." The selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sale of their shares. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

         Our common stock is traded on the OTC Bulletin Board under the symbol "EYDY."

         THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.



          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
      SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                  THE DATE OF THIS PROSPECTUS IS _______, 2001.

                               PROSPECTUS SUMMARY

         The following is a brief summary of the contents of this Prospectus, and should be read in conjunction with the balance of the Prospectus.

         THE COMPANY. We design, manufacture and sell equipment used to detect impaired performance in individuals, by evaluation of eye movements. The impairment may be due to drug or alcohol use or to fatigue or stress. We also market similar equipment used by health care professionals to diagnose balance problems in individuals.

         THE OFFERING. The shares are being offered by certain of our shareholders, who purchased the shares from us in a private transaction in the autumn of 2000. The shares will be offered principally through regular brokerage transactions.

         RISK FACTORS. This offering entails a variety of risk factors, all of which should be carefully considered by prospective investors.

         Our address is 2301 205th Street, Suite 106, Torrance, CA 90501, and our telephone number is (310) 328-0477. Our website is at www.eyedynamics.com.

                                  RISK FACTORS

    You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares. You should not purchase any of the shares unless you can afford a complete loss of your investment.

OUR FINANCIAL STATEMENTS ARE SUBJECT TO A "GOING CONCERN" QUALIFICATION

         There is substantial uncertainty about our ability to continue as a going concern. The report of our independent accountants with respect to our December 31, 2000 and December 31, 1999 financial statements contains an explanatory paragraph regarding this uncertainty and expresses substantial doubt about such ability resulting from our recurring losses, as well as cash flow and working capital problems. The low levels of sales, the declines in sales, and the lack of any significant financing commitments raise substantial doubt about our ability to continue as a going concern, to operate our business on a full-scale basis, or to satisfy the possible claims of our creditors. We can't be sure that we will ever receive the funds necessary for us to continue as a going concern or to operate our business. Also, the existence of the "going concern" language is a matter of public information, and makes it more difficult to raise capital, to attract high quality employees, and to receive credit from suppliers and vendors.

DEFAULTED OBLIGATIONS.

         We are in default under a substantial obligation to a former distributor, totaling $693,000 as of March 31, 2001. The obligation consists of a promissory note that became due and payable on December 31, 1999, as well as obligations to share revenues from the resale of certain inventory returned by the distributor. The promissory note is secured by all of our assets, so the distributor could commence foreclosure proceedings at any time and seize our assets. The note holder has not declared a default or demanded payment, but could do so at any time. The Company is engaged in negotiations with the former distributor concerning possible restructuring of the obligations, which could include conversion of the obligations into common stock or a revised payment schedule based on revenues from the SafetyScope commercialization project. However, we cannot be assured that we will be able to restructure the obligations, or that the note holder will not commence foreclosure proceedings. Also, any conversion of the obligations into stock would dilute the percentage interest of current shareholders.

WE HAVE A HISTORY OF OPERATING LOSSES.

         We have incurred operating losses in each of the last two fiscal years, and have a significant accumulated deficit. Our operating losses have resulted from a number of factors, including the fact that our principal product, SafetyScope, is relatively new to the market, and our existing product line, the Infrared/Video ENG System, appeals to a niche market with limited growth potential. Thus, an investment in the shares is highly speculative and we cannot assure you that you will realize any return on your investment or that you will not lose your entire investment.

 WE WILL REQUIRE ADDITIONAL CAPITAL.

         All of the proceeds of this offering will be received by the selling shareholders. While we may receive cash from the exercise of warrants covered by this Prospectus, we can't be sure that we will derive any specific amount from this offering. We may require additional capital to sustain our business as presently operated, and developments in our business and possible expansion into other markets could indicate that we need to raise additional capital. If we are unable to attract additional capital, we may be unable to remain in business.

OUR QUARTERLY REVENUES HAVE BEEN DECREASING, AND QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         Our quarterly revenues for the each of the past three quarters declined when compared to the corresponding periods in the preceding year, and we can't be sure that revenues will increase. In the past, our quarterly operating results have fluctuated significantly due to a variety of factors, including the introduction of new products, the timing of our marketing efforts, pricing pressures, the availability and cost of materials and components, health care reimbursement issues, and general economic conditions that affect customer demand.

OUR FUTURE GROWTH DEPENDS UPON AN INCREASE IN THE USE OF IMPAIRMENT DETECTION DEVICES.

         The market for impairment detection devices is in its early stage. While we anticipate growth in the market, there can be no assurance that the market will develop in the near future, if ever. Since we view impairment detection devices as our source of future growth, the failure of this market to develop would severely harm our business and growth prospects.

OUR BUSINESS IS HIGHLY COMPETITIVE

         The business of performance impairment detection is extremely competitive. Our competitors include drug testing firms as well as companies that have developed tests and devices that evaluate motor and cognitive skills. These have taken the form of hand-eye coordination tests, divided attention tests and other behavioral tests or series of tests administered either in series or selectively. The Company knows of only one other company, Pulse Medical Instruments of Rockville, Maryland, that is currently marketing a device that is directly competitive with the product manufactured by the Company.

OUR BUSINESS IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES.

         The field of performance impairment detection is relatively new and may be marked by rapid changes in technology, which can cause products to become obsolete over very short time frames. Thus, our financial performance will depend on our ability to develop and market new hardware products and services to meet changing technology, pricing considerations and other market factors. The business could be severely impacted if we were to experience delays in developing new hardware products and services or enhancements.

WE MAY FACE PRICING PRESSURES.

         Because the impairment detection equipment market is a relatively new one, it has not yet been subject to significant price competition. As additional competitors enter the impairment detection market, however, it is likely that we will face pricing pressures on these products. However, we believe that our product differentiation and our relatively early entry into the market segments focused on employers affords us an opportunity to establish pricing levels for products and services with sufficient gross profit to meet competitive pricing pressure.

         As the ENG market is relatively mature without major product differentiation, price is one of the most important factors considered by customers in choosing a product. Accordingly, price competition has always been a major factor in this market. If competitors in this market were to reduce prices significantly, we would have no alternative but to reduce our prices, which could reduce or eliminate our gross margin on these products

OUR BUSINESS DEPENDS ON OUR ABILITY TO PROTECT OUR TECHNOLOGY.

         Our success will depend in part on protecting our proprietary technology. While we have patents covering certain of our products, we rely principally on copyright law for protection of our hardware and software designs, as well as trade secret law, confidentiality agreements and our technical abilities and responsiveness to the demands of customers to protect our proprietary rights. If competitors or others were to copy or otherwise use our technology, we may be required to go to court to prevent it, and any such proceeding is likely to be time-consuming and costly. Also, because we market our products in many parts of the world, it may be more difficult for us to protect our technology against copying or infringement in countries with undeveloped or lax intellectual property protection.

WE MAY HAVE DIFFICULTIES IN MANAGING OUR GROWTH.

         Potential growth could place a significant strain on our personnel and systems. To accommodate our current size and manage growth, we must improve our operational, financial and information systems, and expand, train and manage our employee base. This problem may be more serious if we acquire additional businesses, as each such business must then be integrated into our operations and systems.

         If we expand our customer base, we will experience greater demands on our corporate infrastructure, technical staff and resources. If such demand results in difficulties satisfying the needs of our customers, it could negatively affect us by causing customers or potential customers to utilize competitive products or technologies.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF THE SHARES DUE TO FEDERAL "PENNY STOCK" REGULATIONS

         The Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Because of the historic price of our shares, our shares may constitute "penny stock" within the meaning of the rules, and the rules would apply to us and our shares. The rules may affect the ability of owners of our shares to sell them in any market that may exist for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers, and the market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

                                  THE BUSINESS

         We design, develop, produce and market diagnostic equipment that measures, tracks and records human eye movements, utilizing our proprietary technology and computer software. The products perform separate, but related, functions and target two separate markets. First, we market a neurological diagnostic product that tracks and measures eye movements during a series of standardized tests, as an aid in diagnosing problems of the vestibular (balance) system and other balance disorders. Second, our impairment detection devices target the corporate and criminal justice markets and are designed to test individuals for impaired performance resulting from the influences of alcohol, drugs, illness, stress and other factors that affect eye and pupil performance. We were formed in 1989 in Nevada.

INTRODUCTION

         The human eye is a very sensitive organ. Eye movements or pupil reactions are excellent indicators of the presence of disease, drugs or other conditions which may impair the human ocular motor system. In particular, our technology deals with the central nervous system condition of nystagmus, a rapid, involuntary oscillation of the eyeball. Nystagmus occurs in different forms and has a number of causes, ranging from the serious (e.g., a tumor in the brain or ear) to the benign (such as positional dizziness). The consumption of certain drugs and alcohol also causes nystagmus, and there is a direct and quantifiable correlation between blood alcohol concentration in the body and the angle of onset of nystagmus. Medical research conducted over the past fifty years has furnished evidence demonstrating a relationship between irregular eye movement and abnormal central nervous system physiology. The causes of these conditions are numerous, and include the influences of alcohol, drugs, illness, stress, extreme fatigue and other neurological conditions

         The basic technology used in all of our products is similar, yet differs in its application and use. The products utilize infrared sensitive video cameras to monitor, videotape and analyze eye performance and movement. All the products share in a modular concept for efficiency in manufacturing. Our products are PC computer based with specialized and proprietary hardware and embedded firmware. A common element of the products is the Ocular Motor Module, where the subject being tested peers into a dark environment. The products include an infrared sensitive Charge Coupled Device video camera that provide a bright video image, even though the person being tested sees nothing but a small stimulus or tracking light amid complete darkness.

PRODUCTS

         MEDICAL PRODUCTS. Eletronystagmographic (ENG) testing is a standard medical procedure used in assessing problems of the balance system of patients. This method provides enhanced diagnostic information for the medical practitioner to use for the final diagnosis of the patient's problem. Testing of patients for irregular eye movements has been a standard medical procedure for several decades. For this market segment, we offer the House InfraRed/Video ENG System. The ENG System is the first major technological improvement in this standard medical testing method in the past forty years. Our products have gained a significant share of this highly specialized market. The FDA granted us approval to market this product in 1994.

         Irregular eye movements and conditions are analyzed by medical specialists as an aid in diagnosing problems with the human balance system and other neurological conditions. In the past, diagnostic products have used "electrodes" that are taped to the skin around the periphery of the patient's eyes and a very small electrical signal from the corneoretinal potential of the eyes drives a pen recorder. The pen recorder provides a graphical depiction of the eye movements under different test conditions. These graphs then are interpreted by the medical diagnostician.

         We brought the use of infrared illumination of the eyes into clinical use in 1994 when the U.S. Food and Drug Administration ("FDA") approved marketing of our House InfraRed/Video ENG System. This device was the first to replace the electrodes with infrared sensitive video cameras and with computer digital processing that follow the movement of the eyes and graphically portrays the movements much like the pen recorder. The test subject wears a lightweight goggle assembly which uses microminiature video cameras. The goggle is an essential instrument because certain of the ENG tests require the patient to move his head and often to recline on an examining table. We believe the accuracy and display of the Infrared/Video ENG System is much improved over other existing testing methods. In addition, the use of video by the Infrared/Video ENG System allows the test administrator or medical practitioner to observe the eye movements directly and provides a videotape record of the test for later playback and additional analysis. We believe that this is a significant improvement over prior technology. This product was first marketed in 1994, after gaining FDA approval to market. Since then most every competitor has changed from electrodes and is embracing video data acquisition as a superior technology. Results from the tests are used by physicians and clinicians.

         The computer-based system, with proprietary Eye Position Interface Controller (EPIC) boards, "locks" onto the pupils and independently tracks the horizontal and vertical movements of each eye. The nystagmus is displayed in real time, saved, analyzed and printed. The four channel system comes with a 12" Quad/Video Monitor that displays both eyes on a single video screen.

         We developed the product in conjunction with the House Ear Clinic and House Ear Institute, Los Angeles, California. The "House" name is used with the permission of the House Ear Institute.

         IMPAIRMENT DETECTION PRODUCTS. Our impairment detection product, SafetyScope (previously known as the "EPS-100"), allows employers and others to screen individuals for physiological signs of impairment. The system evaluates involuntary changes in eye movements and/or pupil reactions, which may result from drug or alcohol abuse, reactions to medication, medical conditions, stress or fatigue. Occupations in the medical, aviation, emergency response, manufacturing and transportation businesses are key markets for this technology. Unlike most drug and alcohol test methods, the SafetyScope functions without the need for body fluids. Also, due to its less invasive nature, SafetyScope only reveals if a person is impaired at the time of the test and does not test for past use. Also, unlike blood and urine tests which only measure the presence of a substance in the body, the SafetyScope only takes into account the physiological effects of the substance.

          While substance abuse receives the most attention, worker impairment caused by other factors, such as prescription and over-the-counter medications, stress, extreme fatigue and illness, is a significant expense to employers. Workers suffering from such impairments are characterized by low productivity, more accidents, higher workers' compensation and insurance costs, and equipment and merchandise damage. Different types of performance tests have evolved based on extensive scientific studies validating the relationship between test results and the impaired performance of an individual. They assess an individual's motor and cognitive skills at the time of the test.

         The SafetyScope is based on methods developed by the federal government and used by law enforcement over the past 25 years. The SafetyScope is a simple computer system that evaluates the ability of an individual's eyes to follow a moving light and react to a dim and bright light stimulus. The SafetyScope is non-diagnostic and non-judgmental; it evaluates performance of the individual solely for safety and productivity purposes. The initial price for the product was $15,000, but with redesign and improved components and modest sales volume the product will be repriced to $8,000, which the we believe is competitive with the price of professional desktop breath testing analyzers commonly used by law enforcement for assessment of blood alcohol content levels in individuals. However, the preferred pricing model is to place the units with the user at no initial cost, except for a modest deposit, and to charge the user a fee for each test administered. It is anticipated that the fees for such tests will range from $1 to $5 per test, depending on the monthly quantity of tests, with an average of approximately $3 per test.

         An employee looks into SafetyScope and focuses on a moving beam of light. A video camera records the action, and software analyzes eye movement (smooth or jerky) and pupil reaction (small or large) and renders a determination on whether there is impairment. In just ninety seconds, the SafetyScope tests the human eye for the purpose of evaluating an individual for impairment, by measuring twenty parameters of eye movement and pupil change, relating to the position and reaction time of the eye and the size of pupil. The SafetyScope reports the result of the test instantly with a "Pass" or "Fail" result. The system does not require bodily fluids such as blood or urine. SafetyScope offers users major advantages over traditional drug tests, in that the system can detect on-the-spot impairment and results are immediate. Designed for workplace testing, whether in a random testing or regular scheduled testing environment. Traditional drug tests can take days to complete, too late for detecting a problem the day it occurs.

         SafetyScope can be an important component for evaluating an employee for job safety, particularly those jobs in life-dependent occupations, such as airline pilots, bus drivers, train engineers, firefighters, medical personnel, construction workers and law enforcement personnel, among others. Companies and government agencies around the world are evaluating this cost- effective technology to replace traditional drug tests, that require body fluids and are much more expensive to conduct.

         Even in healthy subjects the eyeball exhibits rapid, involuntary, oscillatory movements, a phenomenon called nystagmus. But as the subject's brain function becomes increasingly impaired these movements become more and more erratic. The SafetyScope uses an algorithm developed through thousands of trials with hundreds of people under the influence of alcohol, heroin, marijuana, and cocaine. The trials compared their current reading with a baseline reading taken prior to being dosed with the substance.

         We believe that the SafetyScope will be especially useful for applications where fatigue in the workplace has an impairing effect on workers, and we have contracted with a major human alertness technology consulting and research organization to optimize the SafetyScope for fatigueness testing. The SafetyScope should appeal to employers with round-the-clock workforces who desire to reduce industrial accidents caused by employee fatigue and to improve worker alertness and safety. It is estimated that in our society more than 20 million Americans, or over 10% of the workforce, work outside of normal daylight working hours.

         Our second model, the EM/1, is designed for use by law enforcement agencies for forensic purposes and for the evaluation of individuals suspected of driving or being under the influence of intoxicants. The EM/1 functions in a manner similar to the SafetyScope, but without the "Pass/Fail" result. Instead, the EM/1 delivers the videotaped data for interpretation by the law enforcement agency.

         In most states, law enforcement agencies use a six point evaluation of people thought to be intoxicated. This is referred to as the Standardized Field Sobriety Test ("SFST"). The SFST includes three tests for balance and three tests involving eye performance. Thus, the Company believes there is a need for a product that can be utilized, not only in the jail or precinct house, but in the field by traffic patrol cars. This product must ultimately be in a 'hand held' configuration.

         Hardware for the EM/1 is similar to the SafetyScope, but different operating software requires that a person trained and certified in SFST and drug recognition and evaluation operate the equipment and evaluate eye performance. From the EM/1 test results and other test information, the evaluator draws an opinion as to whether the individual is impaired and under the influence of intoxicants or not, or whether medical treatment is indicated. The video tape made of the test is then available as evidence to support the conclusion of the law enforcement officer and, depending on the jurisdiction, may be admissible as evidence in court proceedings. The EM/1 is currently priced at $14,000 per unit; however, we plan to introduce a handheld unit within the next two years, which should sell for less than $5,000.

MARKETING

         MEDICAL PRODUCTS. Marketing of the Infrared/Video ENG System is conducted through a network of independently owned special instrument dealers ("SID's"). These independently owned businesses are distributors of not only the IR/Video ENG System, but of a variety of allied and related products for the audiometric and otolaryngology ("ENT") markets. These distributors are across the United States and operate in territories that are assigned exclusively to them. In addition, there are several foreign distributors that are merchandising the product in countries such as Egypt, Hungary, Turkey, Thailand, Taiwan and Korea. We are not yet selling in the European Community countries due to lack of the "CE" mark of approval that must be obtained prior to marketing in those countries; however, we are negotiating with potential distributors in the European Community, who would add locally available computers, monitors and other peripheral devices to the our proprietary equipment, and then apply for the "CE" mark.

         We have also supplied a modified version of the Infrared/Video ENG System to a distributor on a private label basis. These private label sales have represented a significant portion of sales of the product. That distributor has recently terminated its relationship with us; however, an affiliate of the distributor has recently entered into a contract for the purchase of a slightly improved version of the product

         The market for the ENG products is relatively mature and represents only annual growth estimated at 5%, but because of the advancement of technology spurred by our introduction of videodata acquisition methods in 1994, the market for replacement products has been strong and will continue to be so for the foreseeable future.

         IMPAIRMENT DETECTION PRODUCTS. We have been test marketing the SafetyScope and have sold a number of units in various locales. Currently, independent sales representatives are being recruited to achieve geographic distribution coverage over the United States. However, implementation of a full marketing plan is contingent on receipt of additional working capital.

         In general, government drug testing regulations are based on urine testing; so testing of employees by governmental agencies, quasi-governmental agencies and certain regulated industries must comply with these regulations. Accordingly, some modification of these regulations must be achieved in order for the SafetyScope to gain broad acceptance in this sector. Also, companies that do substantial business with government agencies often must have a drug testing program that complies with government regulations. Also, industries that are regulated by the Department of Transportation must comply with these regulations, as well as certain other industries regulated by the federal government, such as the nuclear power industry.

         These factors limit the overall size of the market currently available to private companies that are not regulated by the federal government with respect to testing employees for substance abuse. If a private employer falls within government regulated drug testing requirements, but desires to also use impairment testing methodologies, it must do so in addition to the government regulation requirements. This creates an additional cost to such testing and therefore greatly limits our access to that market.

         We are actively involved with various government agencies to modify applicable regulations and procedures so that they will encompass testing based on eye movement and performance. While certain governmental agencies have expressed an interest in the products, management believes that changing governmental testing regulations will be a lengthy process and success is not assured.

COMPETITION

         MEDICAL PRODUCTS. The principal competitors in the medical market making ENG testing equipment are Micromedical Technologies, Inc., ICS Medical Corporation and SensoMotorific Inc. Since the our ENG product was introduced in 1994, competitors have developed similar video-based ENG goggle products; as a result, the market has become very competitive and subject to pricing pressures. As a consequence, we have reduced prices, with an adverse effect on overall gross margins. To combat this competitive pressure we reduced manufacturing costs in an effort to offset the gross margin loss.

         IMPAIRMENT DETECTION PRODUCTS. Competition for the SafetyScope is from companies that have developed tests and devices that evaluate motor and cognitive skills. These take the form of hand-eye coordination tests, divided attention tests and other behavioral tests or series of tests administered either in series or selectively. At least three competitors have marketed these products in the past, including Performance Factors, Inc., Essex Corporation, and Pulse Medical Instruments.

         We believe only Pulse Medical Instruments is developing a product to be directly competitive with our products. The Pulse Medical product does not use video sensors and its results are displayed in graphic form on a computer monitor for the qualified expert to interpret. We believe that such product will be more expensive than the SafetyScope and is still being developed and validated as a useful device.

         The SafetyScope differs from its competitors' tests because the SafetyScope test evaluates changes in eye performance which are involuntary responses and not under the control of the individual. For this reason, these responses cannot be changed, improved upon or learned. All the other competitive forms of performance tests known of which we are aware can be learned and over time the individual being tested can improve his skills. We believe that this difference is an important competitive advantage over other forms of performance tests.

         The SafetyScope also competes with drug and alcohol abuse test kits and devices, which principally rely on collection and testing of urine samples. In addition, certain drug and alcohol abuse tests now being developed will test saliva and/or hair for evidence of drug or alcohol abuse. The main advantage the product has over many others tests is the immediacy of results and non-invasiveness of the procedure. We believe that the potential for safety that it will provide for life-dependent professions such as airline pilots, bus drivers and train engineers will make the system a very important breakthrough.

MANUFACTURING

         We have performed all our own design and engineering of products and have developed all software and validation of software algorithms that are used in the analysis portion of the proprietary software.

         Manufacturing of both the ENG products and the SafetyScope is primarily done through subcontracting with various suppliers, and we do not rely on a single supplier for the major manufacturing of items. Various companies build and test product modules on an OEM contract basis. Final system integration and testing is completed in-house prior to shipment of devices to customers. All the products share in a modular concept for efficiency in manufacturing. The products are PC Computer based with specialized and proprietary hardware and embedded firmware. The common element of the three is the viewport, where the individual being tested peers into a dark environment.

         Manufactured or fabricated modules include the molded eye piece, the goggle assembly, the viewport assembly and proprietary printed circuit boards. As a majority of the components in the products are readily available, we do not anticipate undertaking internal manufacturing of any components. Manufacturing operations consist of only assembly, testing and packaging functions.

GOVERNMENT REGULATION

         Our ENG products have been approved for marketing by the U.S. Food and Drug Administration. We are also licensed by the State of California as a Medical Device Manufacturer. The SafetyScope and EM/1 are not subject to regulation, as they are not considered medical devices. However, as discussed above under the caption "Marketing," governmental regulations on substance abuse testing for government employees and certain private companies impact our ability to market the SafetyScope in these areas.

PATENTS & PROPRIETARY PROTECTION

         We license the technology used in the performance evaluation products from Ronald A. Waldorf, Chairman of the Board of Directors, who holds a patent covering claims relating to tracking eye movements in the dark, utilizing infrared illumination and infrared sensitive video cameras, as well as the related analysis methodology. The patent was issued in 1989 and expires in 2006. The license is for the term of the underlying patent, and calls for nominal annual royalties of $100.

         We own a patent issued in August 1992, covering certain technology underlying the SafetyScope, principally relating to the apparatus for testing for impairment by tracking eye movements and pupil reactions to presented stimuli.

          The existence of patents may be important to our future operations but there is no assurance that additional patents will be issued. For both of the above named patents, eleven foreign patents have been issued and/or are pending in several foreign countries.

         We also rely on unpatented technology, know-how and trade secrets covering a number of items, particularly the methods of obtaining data regarding eye performance. We also rely on confidentiality agreements and internal procedures to protect such information.

EMPLOYEES

         We employ three employees full time, including our President, a development engineer and a marketing manager. Other part time consulting and commissioned personnel are also utilized. The employees are not parties to any collective bargaining agreement, and our employee relations are satisfactory.

FACILITIES

         Our offices are in leased space in an industrial complex Torrance, California. The offices are 960 square feet in size and the lease expires on April 30, 2002.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from this offering. The offering is made by the selling shareholders, who will retain any proceeds from such sales.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

         The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and Notes thereto included in this Prospectus. Except for items of a purely historical nature, this discussion contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results may differ significantly from the results discussed in the forward-looking statements, as a result of factors including those discussed in "Risk Factors."

         The Company has invested over $1.3 million years developing and validating its products; most of these funds were spent at the outset of development and include the costs for clinical and field trials of the products. Later expenditures involved converting the medical products over to a Windows operating system, which involved both hardware and software development and redesign. The Company is successfully producing and marketing the Infrared/Video ENG System; however, since this is a niche product in a relatively mature market, potential revenue growth from this product line is limited. To date, sales of this product have constituted a substantial portion of the Company's revenues.

         The SafetyScope product or its predecessor, the EPS-100 Performance System, has been sold in a few locales and beta marketing has been successful. For large scale sale of this product the Company needs to have federal drug testing regulations modified. This is a significant project requiring a coordinated effort with potential users, government officials and the help of legislative bodies. Therefore, additional investment capital is required to launch the marketing of the SafetyScope. A large scale marketing and lobbying effort will be necessary for this product to succeed.

RESULTS OF OPERATIONS

         YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999. Revenues from sale of products decreased by 8% from $847,416 in 1999 to $779,996 in 2000. This decrease is due to slightly reduced sales of the Infrared/Video ENG System. Cost of sales decreased by 7%, due to a decrease in units sold. Operating expenses increased by 30%, due principally to a change in the marketing of the ENG products, as described below, as well as costs associated with the introduction of the "SafetyScope" product line. Net loss increased by $256,863, or 562%, due to the increase in operating expenses and $88,000 in consulting expense.

         The increase in operating expense is due in part to a change in the method of distributing medical products, which occurred midway through 1999; before that time the Company had sold principally to a single distributor, which in turn sold through a dealer network and some direct salesmen. In July of 1999 the Company terminated the contract with the distributor and started selling products directly to the dealer network or to the end customer, and paying a commission to the dealer. One result of this change is an increase in the gross profit, because of the simplified selling structure, and an increase in selling and commission expense, since these items had previously been borne by the distributor. Under the previous system the discount from retail price was generally 50%, whereas in the current system discount is generally 25%, or when invoiced directly to the end user, a commission of 25% is paid. The change also requires the Company to assume the responsibilities and the expenses associated with performing marketing functions, such as attendance at trade shows, travel expenses for marketing activities, production and printing of collateral materials, seminars and workshops, and internal technical support services.

         Inventory turnover ratio in 1999 was approximately 7:1 and in 2000 was 5.7:1. This reduced turnover was caused by the reduction in purchasing during November and December by the private label customer. The reduction in purchasing lowered revenues and left us with about $8000 of inventory that was acquired to supply the customer in November and December, but was not sold.

         The increase in accounts receivable at year end came from sales in October that were almost double the average month for the year. Average days outstanding is approximately 60 days throughout the year. October was unusual by its volume of revenues which caused the accounts receivable to spike at year end.

         THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000. The first quarter of 2001 saw an increase in publicity and awareness of the SafetyScope product. Print, broadcast and internet exposures brought inquiries from interested parties from many parts of the world. This increased exposure to the market is the first step in commercializing the product. However, substantial financial resources will be required and a business strategy and plan has been generated with the goal of raising three to five million dollars in capital to fully implement the commercialization plan. Initial contacts with financing sources have been mad and discussions are ongoing.

         Revenue from medical product sales in the first quarter were $112,000, as opposed to $206,000 for the same period in 2000. Two factors caused the reduced revenues. The collapse of our private label ENG customer during the fourth quarter of 2000 continued through the first quarter of 2001 with no purchases at all. One of the principals of the private label customer formed a new company and asked Eye Dynamics to supply product to him. An agreement was reached, and the first purchase order for the revised product has been placed. It is anticipated that this sales pattern will increase to the level of the prior year, which averaged three systems monthly and would, if sustained, be the annual equivalent of $300,000 in revenue.

         The second factor was the overall economy and uncertainty in the first quarter causing customers to defer purchases until comfort regarding economic stability returned. Because our customers rely heavily on Medicare reimbursements for revenue, the political change with a new President caused great concern regarding the prospect of reduced Medicare reimbursements. This has been clarified with a new Medicare reimbursement schedule for 2001, which includes a modest increase. In the second quarter, it appears that certain purchase/sales opportunities are now unfolding.

         Competitors also report similar revenue reductions in the first quarter, so it is reassuring that our marketing efforts and product configurations were not the cause of the decreased revenues for the period.

         Gross profit on sales for the quarter was 60%, which is improved from 50% for the same period one year ago. But, sales being reduced by 45% from one year ago did not allow adequate generation of gross profit, so an operating loss of $39,207 was incurred. Also, an additional loss of $160,529 was recorded related to the pre-commercialization publicity, research study of "fatigue" detection, and marketing program for the SafetyScope product. Total loss for the quarter was $199,736 compared to $28,072 loss for the same period in 2000.

         Product development has been limited due to financial resources available and is concentrated on software and product improvements that will make the current products more competitive and desirable. We continue to search out and evaluate other products to bring into the Company to augment our revenues. However, none are currently in the offing that we have found suitable. This search for new products is an ongoing project.

LIQUIDITY AND CAPITAL RESOURCES

         As of March 31, 2001, the Company had an accumulated deficit of approximately $3,482,068. As of that date, the Company had $35,620 in cash, and approximately $76,020 in accounts receivable. Also, the Company had $763,459 of current liabilities, consisting principally of obligations to a former distributor under a single promissory note and accrued interest on that note, as well as obligations to the distributor in connection with the resale of certain inventory returned by the distributor. The note payable became due on December 31, 1999. The Company is engaged in negotiations with the former distributor concerning possible restructuring of the obligation, but the holder has not declared a default or demanded payment. Settlement discussions include a possible conversion of the obligations into common stock and a possible new payment schedule based on revenues from the SafetyScope commercialization project.

         The Company has no plans for significant capital equipment expenditures for the foreseeable future.

         The Company believes that current and future available capital resources, cash flow from operations and other existing sources of liquidity will be adequate to fund its operations for the remainder of the current fiscal year. However, there can be no assurance that sufficient funds will be available or that future events will not cause the Company to seek additional capital sooner, including, but not limited to, the failure by the Company to timely collect outstanding accounts receivable. To the extent the Company is in need of any additional financing, there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. If the Company is unable to secure such financing, it may be unable to continue as a going concern. If additional funds are raised by issuing equity or convertible debt securities, options or warrants, further dilution to the existing shareholders may result.

         If adequate funds are not available, the Company may also be required to delay, scale back or eliminate its product development efforts or to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies or potential products or other assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of its proprietary technology and other important Company assets and could also adversely affect the Company's ability to continue its product development efforts, which the Company believes contributes significantly to its competitive advantage. If any of such circumstances were to arise, the Company's business, financial condition and results of operations could be materially and adversely affected.

EFFECT OF INFLATION

         The Company believes that inflation has not had a material effect on its net sales or profitability in recent years.

                           PRICE RANGE OF COMMON STOCK

         The following table sets forth the quarterly high and low closing prices for the Common Stock, as reported on the OTC Bulletin Board, during the 1999 and 2000 fiscal years, as well as the first quarter of 2001 and the second quarter of 2001 (through May 21, 2001):


                                                            LOW        HIGH

              2001
         First Quarter                                      .30         .52
         Second Quarter (through June 22, 2001)             .22         .48

              2000
         First Quarter                                      .41         .90
         Second Quarter                                     .09         .53
         Third Quarter                                      .09         .70
         Fourth Quarter                                     .25         .53

              1999 (closing bid)
         First Quarter                                      .14         .46
         Second Quarter                                     .13        1.30
         Third Quarter                                      .37         .87
         Fourth Quarter                                     .02         .37


         The Company's common stock is traded on the OTC Bulletin Board under the symbol "EYDY". As of April 10, 2001, the Company's Common Stock was held of record by approximately 110 holders. Registered ownership includes nominees who may hold securities on behalf of multiple beneficial owners.

         The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future.

                                   MANAGEMENT

         The directors, executive officers and significant employees of the Company are as follows:

  NAME                           AGE                 POSITION

Charles E. Phillips              66      President, Treasurer & Director

Ronald A. Waldorf                52      Vice President, Secretary & Director

Arnold D. Kay                    65      Director

Barbara J. Mauch                 55      Chief Product Development Engineer

         The directors are elected annually at the Annual Shareholders Meeting and the term of office is one year.

         CHARLES E. PHILLIPS has been President and a Director of the Company and its predecessor, OculoKinetics, Inc. since its inception in 1988. Prior to forming OculoKinetics, Inc., Mr. Phillips operated Charles E. Phillips, Inc., a management and marketing consulting firm. His work has included assignments in marketing, operations and the initiation of start-up ventures. From 1974 to 1985, Mr. Phillips was Executive Vice President and Director of Akai America, Ltd., a consumer electronics company. His management background has encompassed marketing, new product planning, sales, advertising, finance, accounting, manufacturing, quality assurance and distribution.

         Mr. Phillips received a B.A. from Pepperdine College, Los Angeles, California with emphasis on Business and Speech Education, in 1956.

         RONALD A. WALDORF has been Chairman of the Board of Directors of the Company since 1991 and is active in overall policy formation and strategic planning for the Company. He is the inventor of the IR/Video ENG System, SafetyScope and EM/1 products. He also owns a patent covering closely related technology that has been licensed exclusively to the Company. Since 1969 Waldorf has been active in the field of otolaryngology, primarily in an academic research environment at the University of Florida, College of Medicine and at the University of California (Irvine), Department of Surgery. He has published numerous articles on vestibular and optokinetic research in international scientific and medical journals and was the principal investigator in a research grant funded by the National Institute of Health/National Institute on Alcohol Abuse and Alcoholism (NIH/NIAAA). Since 1981 he has acted as a consultant to clinics and hospitals in the Los Angeles area, including the House Ear Clinic. He has also consulted to a Japanese company developing new technologies for eye movement detection.

         Waldorf earned an M.S. in from the Department of Physiology of the College of Medicine, University of Florida, in 1972.

         ARNOLD D. KAY was elected a Director in September 1999. He has more than thirty years experience in finance, sales and administration. Mr. Kay was an employee of the Company from 1991 to 1994. He currently is co-owner and General Manager of Lomita Blueprint/CADWEST of Lomita, California, a software and computer imaging business focusing in design, graphics and distribution of CAD software and systems.

         Mr. Kay received a B.S. in Business Administration/Finance from California State University, Northridge, in 1961.

         BARBARA J. MAUCH is the primary product development engineer for the Company. She has been with the Company since 1989 and is responsible for product engineering and software development. Her background encompasses computer systems design and software development for access control of buildings and other properties. She served as a Director of the Company from 1991 to 1996.

         Ms. Mauch earned a B.S. in Mathematics from Northern Colorado University, in 1971 and completed the Master's program in computer science at UCLA.

DIRECTORS' COMPENSATION

         The members of the Board of Directors do not receive any compensation for their service as directors, but are eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain compensation awarded or paid by the Company to its President and Chief Executive Officer during the fiscal years ended December 31, 2000 and December 31, 1999. No other executive officer's total annual salary and bonus for services to the Company exceeded $100,000.

                                    SUMMARY COMPENSATION TABLE


                                                                          LONG-TERM COMPENSATION
                                      ANNUAL
                                   COMPENSATION                   AWARDS                    PAYOUTS

                                                                 RESTRICTED
                                                                   STOCK                 LTIP      ALL OTHER
NAME AND                             SALARY   BONUS      OTHER     AWARDS      OPTIONS  PAYOUTS   COMPENSATION
PRINCIPAL POSITION          YEAR       $        $          $          $           #         $           $
Charles E.                  2000     64,500     0          0           0        100,000     0           0
Phillips                    1999     60,000     0          0           0         20,000     0           0
                            1998     48,000     0          0         280              0     0           0
--------------------------

         The following table sets forth information as to options granted during 2000:

                         NO. OF
                         SHARES
                       SUBJECT TO
                        OPTIONS            %
                       GRANTED TO       OF TOTAL    EXERCISE     EXPIRATION
OPTIONEE                OPTIONEE        OPTIONS      PRICE          DATE

Charles E. Phillips    100,000          67%           .15       February  2003

         No options were exercised during 2000. The following table sets forth certain information concerning options outstanding at December 31, 2000:

                                                  Number of           Value of Unexercised
                           Shares                Unexercised             In-the-money
                        Acquired on    Value      Options at             Options at
                          Exercise    Realized  December 31, 2000*    December  31, 2000*
Name

Charles E. Phillips           0          0          120,000                   $15,000

Ronald Waldorf                0          0          120,000                   $29,900

Arnold Kay                    0          0           10,000                      0


*All currently exercisable

          Mr. Phillips is employed by the Company pursuant to an Employment Agreement entered into in 1989. The initial five-year term of the Employment Agreement has expired, but it is has been automatically renewed on an annual basis since that date. The Employment Agreement calls for an annual salary of $90,000, as well as discretionary bonuses.

         Barbara Mauch is employed by the Company as Chief Product Development Engineer pursuant to an Agreement entered into in 19990. The Agreement currently calls for annual compensation of $70,000 per year.

CERTAIN TRANSACTIONS

         Since its inception the Company has borrowed funds for working capital purposes from Charles E. Phillips, its President and Chief Executive Officer, and Ms. Barbara Mauch, an employee and shareholder, under various promissory notes. The notes are unsecured and bear interest at 10% per annum. As of December 31, 1999, the principal balance of loans from Charles E. Phillips was $14,491, all of which was repaid in January 2000, and the principal balance of loans from Barbara Mauch was $8,701, all of which was repaid in January 2000. No interest has been paid on either loan, and accrued interest as of March 31, 2001 was $40,266 owed to Mr. Phillips and $22,069 to Ms. Mauch. In addition, in May 2001 Mr. Phillips loaned an additional $30,000 to the Company pursuant to a 60-day note, bearing interest at 10 % per annum.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of March 15, 2001, by (i) each person known by the Company to beneficially own 5% or more of the outstanding Common Stock of the Company; (ii) each of the Company's directors; (iii) the Named Executive Officers identified in the Summary Compensation Table; and (iv) all directors and Named Executive Officers of the Company as a group.

Name & Address                      Number of Shares           Percentage Owned


Charles E. Phillips                    2,242,489 (1)                18.8
2301 W. 205th St., #106
Torrance, CA 90501

Ronald A. Waldorf                      1,815,315 (2)                15.3
2301 W. 205th St., #106
Torrance, CA 90501

Barbara J. Mauch                       1,432,544 (3)                12.0
2301 W. 205th St., #106
Torrance, CA 90501

Arnold D. Kay                            316,316 (4)                2.7
2301 W. 205th St., #106
Torrance, CA 90501

All directors, executive               5,806,664                    48.8
officers and key employees
as a group (4 persons)
-----------------------

(1)      Includes 120,000 shares covered by options exercisable within 60 days

(2)      Includes 120,000 shares covered by options exercisable within 60 days

(3)      Includes 50,000 shares covered by options exercisable within 60 days

(4)      Includes 10,000 shares covered by options exercisable within 60 days

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Shares of Common Stock subject to securities currently convertible, or convertible within 60 days after March 15, 2001, are deemed to be outstanding in calculating the percentage ownership of a person or group but are not deemed to be outstanding as to any other person or group.

         Since inception, the Company has borrowed funds from Mr. Charles E. Phillips, its president and CEO, and from employee Barbara Mauch, under various promissory notes. These notes bear interest at 10% per annum and are unsecured. As of December 31, 2000, the balance of the notes was $278, and the unpaid accrued interest totaled $63,542.

         The Company has employment agreements with its CEO and an employee that provide for aggregate annual compensation of $150,000. The agreements are automatically renewed year to year. The agreements may be terminated by the Company or the officers with notice 60 days prior to any expiration date.

                            THE SELLING SHAREHOLDERS

         In the fall of 2000 we completed a private placement with a group of four investors. We sold a total of 1,000,000 units, with each Unit consisting of one share, one warrant to purchase a Common Share at an exercise price of $.35 per share, and one warrant to purchase a share of Common Stock at an exercise price of $.75 per share. The price per unit was $.20. Each warrant is exercisable for one year from issuance. No commissions were paid in connection with the transaction. The Company is required to register the resale of all of the shares issued in the private placement, including the shares issuable upon exercise of the Warrants.

         The following table sets forth certain information as of March 31, 2001 regarding the ownership of the common stock by the selling shareholders and as adjusted to give effect to the sale of the shares offered in this prospectus.


                        Shares Owned Prior                    Shares Owned
     Selling             To Offering(1)        Shares        After Offering
    Shareholder        Number   Percentage     Offered      Number  Percentage

William Stanimir      750,000      6.4%        750,000        0         0
Jim Pratt             750,000      6.4%        750,000        0         0
John D. Gunther       750,000      6.4%        750,000        0         0
Joseph Terek          750,000      6.4%        750,000        0         0

-------------------

(1) Includes shares issuable upon exercise of warrants.

         Neither the selling shareholders nor any of their officers or directors have held any positions or office or had any other material relationship with the Company or any of its affiliates within the past three years.

                              PLAN OF DISTRIBUTION

         The shares are being offered on behalf of the selling shareholders, and we will not receive any proceeds from the offering. The selling shareholders, or persons to whom they transfer their shares, may sell their shares directly to one or more purchasers or through brokers or dealers, who may act as agent or principal. Sales may be at market prices, at negotiated prices, or at fixed prices, which may be subject to change. Sales may be effected through ordinary brokers' transactions, through transactions involving cross or block trades, and through purchases by brokers or dealers as principal. Shares may also be sold to or through market makers, including direct sales to purchasers or sales through agents. The selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery of the shares, which shares may then be resold pursuant to this prospectus. We cannot be certain that all or any of the shares of common stock will be sold by the selling shareholders.

         Brokers or dealers participating in sales of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the shares. The selling shareholders and any broker-dealers or other persons involved in the sale may be treated as "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may constitute underwriting compensation. Neither the Company nor the selling shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the selling shareholders and any other shareholders, brokers, or dealers relating to the sale of the shares.

         The selling shareholders and any other persons involved in the sales will be subject to the Securities Exchange Act, which may limit the timing of purchases and sales of the shares by the selling shareholders or any other such persons. The foregoing may affect the marketability of the common stock.

         We will pay substantially all of the expenses incidental to the registration, offering and sale of the shares to the public, other than any commissions or discounts of underwriters, broker- dealers or agents. We and the selling shareholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                           DESCRIPTION OF COMMON STOCK

         We are authorized to issue 50,000,000 shares of common stock, par value $.001 per share. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. If dividends are declared, whether payable in cash, property or securities, holders of our common stock are entitled to share equally in such dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of common stock will be entitled to share equally in the assets available for distribution. Holders of shares of common stock have no preemptive rights to acquire any additional shares of the common stock and have no cumulative voting rights.

                                     EXPERTS

        Harold Y. Spector, CPA, independent accountant, has audited our consolidated financial statements at December 31, 2000 and 1999, and for the years then ended, as set forth in his report (which report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 16 to the consolidated financial statements). We have included our consolidated financial statements in this prospectus and registration statement in reliance on Harold
Y. Spector's report given on his authority as an expert in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters with respect to the legality of the shares of Common Stock offered hereby will be passed upon for the Company by Haddan & Zepfel LLP, Newport Beach, California.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission, or the SEC, for the stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, we file reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by independent accountants, quarterly reports containing unaudited financial statement for the first three quarters of each fiscal year, and other periodic reports as we may deem appropriate or as we may be required by law. You may inspect and copy our registration statement, reports and other information at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains our registration statement, reports and other information that was filed electronically, at www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE

AUDITED FINANCIAL STATEMENTS

         Independent Auditor's Report                                       F-2

         Consolidated Balance Sheets as of December 31, 2000 and 1999       F-3

         Consolidated Statements of Operations for the years ended          F-4
           December 31, 2000 and 1999

         Consolidated Statements of Stockholders' Deficit for the           F-5
           years ended December 31, 2000 and 1999

         Consolidated Statements of Cash Flows for the years ended          F-6
           December 31, 2000 and 1999

         Notes to Consolidated Financial Statements                         F-7

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

         Consolidated Balance Sheet as of March 31, 2001 (unaudited)        F-18

         Consolidated  Statements of Operations for the three months        F-19
           ended March 31, 2001 and 2000 (unaudited)

         Consolidated Statements of Cash Flows for the three months ended   F-20
           March 31, 2001 and 2000 (unaudited)

         Notes to Consolidated Financial Statements                         F-21

                        [Harold Y. Spector's Letterhead]


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


To the Board of Directors and stockholders of Eye Dynamics, Inc.

I have audited the accompanying consolidated balance sheet of Eye Dynamics, Inc. (a Nevada corporation) and its subsidiary, Oculokinetics, Inc. (a California corporation), as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eye Dynamics, Inc. and its subsidiary as of December 31, 2000 and December 31, 1999, and the results of their consolidated operations and their consolidated cash flows for the years ended December 31, 2000 and 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company's deficit in stockholders' equity and working capital raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Harold Y Spector, CPA
Pasadena, California
February 16, 2001
(Except for Note 8, the date
 is June 19, 2001)

                         EYE DYNAMICS, INC. & SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999


                                     ASSETS
                                                         2000            1999
                                                      ----------      ----------
Current Assets
  Cash and Cash Equivalents                           $  85,688       $  50,580
  Accounts Receivable                                   158,474         119,228
  Employee Advances                                       2,524               0
  Inventories                                            59,732          50,083
  Prepaid and Unamortized Expenses                       70,469           4,952
                                                      ----------      ----------

         Total Current Assets                           376,887         224,843
                                                      ----------      ----------

Property and Equipment
  Furniture and Fixtures                                  1,432           1,432
  Equipment                                              13,331          13,331
                                                      ----------      ----------
                                                         14,763          14,763
  Less: Accumulated Depreciation                        (10,279)         (7,612)
                                                      ----------      ----------

         Total Property and Equipment                     4,484           7,151
                                                      ----------      ----------

Other Assets
  Deposits                                               11,964          15,992
                                                      ----------      ----------

         Total Other Assets                              11,964          15,992
                                                      ----------      ----------

TOTAL ASSETS                                          $ 393,335       $ 247,986
                                                      ==========      ==========


  The accompanying notes are an integral part of these consolidated financial statements

                         EYE DYNAMICS, INC. & SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                      2000              1999
                                                   ------------     ------------
Current Liabilities
  Accounts Payable                                 $    27,271      $    46,491
  Accrued Interest                                     270,729          235,100
  Other Accrued Expenses                                20,458           40,046
  Deposit from Shareholders                                  0            7,758
  Notes Payable, current Portion                       417,249          430,191
                                                   ------------     ------------

         Total Current Liabilities                     735,707          759,586
                                                   ------------     ------------

Stockholders' Deficit
  Common Stock, $.001 par value,
   50,000,000 shares authorized;
   11,416,313 shares issued and
   outstanding at December 31, 2000;
   9,139,460 shares at December 31, 1999                11,416            9,139
  Paid-in Capital                                    2,928,544        2,459,063
  Accumulated Deficit                               (3,282,332)      (2,979,802)
                                                   ------------     ------------

         Total Stockholders' Deficit                  (342,372)        (511,600)
                                                   ------------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS'
  DEFICIT                                          $   393,335      $   247,986
                                                   ============     ============

   The accompanying notes are an integral part of these consolidated financial statements

                         EYE DYNAMICS, INC. & SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     Years ended December 31, 2000 and 1999


                                                     2000               1999
                                                 -------------     -------------

SALES                                            $    779,996      $    847,416

COST OF SALES                                         342,958           370,143
                                                 -------------     -------------

GROSS PROFIT                                          437,038           477,273

OPERATING EXPENSES                                    630,366           483,137
                                                 -------------     -------------

LOSS FROM OPERATIONS                                 (193,328)           (5,864)
                                                 -------------     -------------

NONOPERATING INCOME (EXPENSES)
  Other and Interest Income                            16,121               190
  Consulting Expense - Nonoperating                   (88,000)                0
  Interest Expenses                                   (35,723)          (38,393)
                                                 -------------     -------------

         Total Other Income (Expenses)               (107,602)          (38,203)
                                                 -------------     -------------

LOSS BEFORE TAXES                                    (300,930)          (44,067)

PROVISION FOR INCOME TAXES                              1,600             1,600
                                                 -------------     -------------

NET LOSS                                         $   (302,530)     $    (45,667)
                                                 =============     =============

Net Loss per share - Basic and Diluted           $      (0.03)     $      (0.01)
                                                 =============     =============

Weighted Average shares outstanding                10,180,433         8,948,383
                                                 =============     =============


   The accompanying notes are an integral part of these consolidated financial statements


                                        EYE DYNAMICS, INC. & SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                                    Years ended December 31, 2000 and 1999


                                        Common Stock            Paid-in     Accumulated
                                  Shares          Amount        Capital       Deficit         Total
                                ------------   ------------   ------------  ------------   ------------

Balance at December 31, 1998      8,300,627    $     8,300    $ 2,333,027   $(2,934,135)   $  (592,808)

Issuance stock for consulting        88,833             89         33,036                       33,125

Exercising stock options            750,000            750         93,000                       93,750
                                ------------   ------------   ------------  ------------   ------------
Net Loss                                                                        (45,667)       (45,667)

Balance at December 31, 1999      9,139,460    $     9,139    $ 2,459,063   $(2,979,802)   $  (511,600)

Issuance stock for financial
 Advisor                            400,000            400         87,600                       88,000

Issuance stock for Consulting
 Fees payable                        76,853             77         19,423                       19,500

Issuance stock for strategic
 Planning and Marketing           1,000,000          1,000        199,000                      200,000

Private Placement Sales             750,000            750        149,250                      150,000

Issuance stock for public
 Relation                            50,000             50          6,450                        6,500

Shareholder's Contribution                                          7,758                        7,758

Net Loss                                                                       (302,530)      (302,530)
                                ------------   ------------   ------------  ------------   ------------
Balance at December 31, 2000     11,416,313    $    11,416    $ 2,928,544   $(3,282,332)   $  (342,372)
                                ============   ============   ============  ============   ============


              The accompanying notes are an integral part of these consolidated financial statements

                                                     F-5

                         EYE DYNAMICS, INC. & SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2000 and 1999


                                                          2000            1999
                                                       ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                             $(302,530)     $ (45,667)
  Adjustments to reconcile net loss to net
   cash used by operating activities
   Depreciation                                            2,667          2,597
   Issuance Stocks for Consulting Fees                    88,000         33,125
   Issuance Stocks for Public Relation                     6,500              0
   Issuance Stocks for Strategic Planning                200,000              0
   (Increase) Decrease in:
         Accounts Receivable                             (39,246)          (608)
         Employee Advances                                (2,524)             0
         Inventories                                      (9,649)        10,180
         Prepaid Expenses                                  3,316         (4,952)
         Unamortized Expenses                            (68,833)             0
         Deposits                                          4,028         (9,851)
   Increase (Decrease) in:
         Accounts Payable                                (19,220)       (46,037)
         Accrued Interest                                 35,629         36,834
         Accrued Expenses                                    (88)       (17,289)
                                                       ----------     ----------

NET CASH (USED) BY OPERATING ACTIVITIES                 (101,950)       (41,668)
                                                       ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Equipment                                        0           (699)
                                                       ----------     ----------

NET CASH (USED) BY INVESTING ACTIVITIES                        0           (699)
                                                       ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Deposit from Shareholders                                    0          7,758
  Proceeds from exercising of options                          0         93,750
  Proceeds from sales of stock                           150,000              0
  Proceeds from Notes Payable                             10,250              0
  Payments to Line of Credit                                   0        (45,013)
  Payments to Officers' Loans                            (23,192)             0
                                                       ----------     ----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                137,058         56,495
                                                       ----------     ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                 35,108         14,128

BEGINNING OF YEAR                                         50,580         36,452
                                                       ----------     ----------

END OF YEAR                                            $  85,688      $  50,580
                                                       ==========     ==========

SUPPLEMENTAL DISCLOSURES:
  Cash Paid During the Year for:
         Interest                                      $      94      $   1,559
                                                       ==========     ==========

         Income Tax                                    $   1,600      $   1,600
                                                       ==========     ==========


   The accompanying notes are an integral part of these consolidated financial statements

                         EYE DYNAMICS, INC. & SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                     Years ended December 31, 2000 and 1999


NONCASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of common stock for:
         Consulting Fee Payable                                       $ 19,500
         Public Relation Expense                                         6,500
         Consulting Expense                                             88,000
         Strategic Planning and Marketing                              200,000
                                                                      ---------
                                                                      $314,000
                                                                      =========

     Conversion of Deposit from Shareholder of $7,758 into Paid-in Capital.






   The accompanying notes are an integral part of these consolidated financial statements

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended December 31, 2000 and 1999


NOTE 1 - NATURE OF BUSINESS

Eye Dynamics, Inc. ("the Company") was formed under the laws of Nevada on August 7, 1989 under the name Petro Plex, Inc. and adopted later as Drug Detection Systems, Inc. The Company changed its name to Eye Dynamics, Inc. and became a California foreign corporation on November 2, 1992.

The Company markets and distributes diagnostic equipment that utilize the Company's proprietary technology and computer software to test individuals for impaired eye and pupil performance. The Company also markets a medical diagnostic product that tracks and measures eye movements during a series of standardized tests.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Oculokinetics, Inc. (a California corporation), after elimination of all material intercompany accounts and transactions.

The subsidiary had no operations in both years of 2000 and 1999. All revenue is derived from the Company.

Use of estimates

The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of the financial instruments have been estimated by management to approximate fair value.

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended December 31, 2000 and 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company is subcontracting the manufacturing of the medical diagnostic equipments and products. Manufacturing operations consist of assembly, test, and packaging functions. Sales of product and equipment are recognized at the time of delivery of the product to the customer or at the time of sale or installation. Sales of repair and maintenance service is recognized when completion of the service.

Accounts Receivable

Management of the Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made. Bad debt expense for years ended December 31, 2000 and 1999 was $708 and $1,487, respectively.

Inventories

Costs incurred for materials, technology and shipping are capitalized as inventories and charged to cost of sales when revenue is recognized.

Inventories consist of finished goods and are stated at the lower of cost or market, using the first-in, first-out method.

Property and Equipment

Property and Equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets. Depreciation expense was $2,667 and $2,597 for 2000 and 1999, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting For Income Taxes". SFAS No. 109 requires a company to recognize deferred tax liabilities and assets for the expected future income tax consequences of events that have been recognized in the Company's financial statements. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial carrying amounts and the tax bases of assets and liabilities using the enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended December 31, 2000 and 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassification

Certain reclassifications have been made to the 1999 consolidated financial statements to conform with the 2000 consolidated financial statement presentation. Such reclassification had no effect on net loss as previously reported.

Recent Accounting Pronouncement

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, which was issued in June 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments. The Company currently does not use derivative financial products for hedging or speculative purposes and as a result, does not anticipate any impact on the Company's consolidated financial statements.

In September 2000, the Emerging Issues Task Force (EITF) reached a final consensus on EITF Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." This consensus requires that all amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenue and should be classified as revenue. The Company historically has classified shipping charges to customers as revenue. With respect to the classification of costs related to the shipping and handling incurred by the seller, the EITF determined that the classification of such costs is an accounting policy decision that should be disclosed. It also determined that if shipping costs or handling costs are significant and are not included in cost of sales, a company should disclose both the amount(s) of such costs and the line item(s) on the income statement that include them. The Company historically has included inbound shipping charges in cost of sales and classified outbound shipping charges as operating expenses. For years ended December 31, 2000 and 1999, the outbound shipping charges included as operating expenses were $25,033 and $23,112, respectively.

NOTE 3 - LINE OF CREDIT

The Company has an operating line of credit with Wells Fargo Bank of $65,000, with interest payable at the bank's prime rate plus 2.75%. This line of credit is payable on demand and is personally guaranteed by the Company's President. There were no outstanding loan balances at December 31, 2000 or 1999.

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended December 31, 2000 and 1999


NOTE 4 - NOTES PAYABLE
                                                        2000             1999
                                                      ----------      ----------
a) Notes to Officers, compound interest
   accrued at 10%; due 60 days after
   dates of notes; unsecured                          $     278       $  23,470

b) Notes to Others, interest at 12% per
   annum; due on demand, unsecured                       10,000          10,000

c) Note to TESA Corporation, interest at
   7% payable on maturity date, December
   31, 1999; maturing 11% of gross revenues,
   collateralized by accounts receivable,
   inventories, patents and a licensing agreement       406,971         396,721
                                                      ----------      ----------
                                                        417,249         430,191
Less current maturities                                (417,249)       (430,191)
                                                      ----------      ----------

Long-term debt, net                                   $       0       $       0
                                                      ==========      ==========

NOTE 5 - SETTLEMENT AGREEMENT AND MUTUAL RELEASE

On December 29, 1993, the Company entered into a settlement agreement and mutual release with TESA Corporation, a former distributor. The agreement provided a payment of $400,000 with simple interest at 7% per annum, payable on or before December 31, 1999. The note principal is payable in monthly installments of 11% of gross revenue on the sales (See Note 4c). As of December 31, 2000 and 1999, interest of $195,987 and $167,987 was accrued and no principal payments were made, respectively. The Company is currently negotiating the note.

In addition, the Company will repurchase from TESA up to nine product units, which were previously sold by the Company to TESA for the sum of $10,250 each. As of December 31, 2000 and 1999, the balance owed to TESA related to these consigned inventories was $10,250 and $0, respectively. The amount was included in Note Payable - TESA (See Note 4c).

NOTE 6 - INCOME TAXES

The Company files separate federal and state income tax returns with its subsidiary.

Provision for income taxes in the consolidated statements of operations for years ended December 31, 2000 and 1999 consist of $1,600 minimum state income taxes in each year, $800 for each corporation.

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended December 31, 2000 and 1999


NOTE 6 - INCOME TAXES (Continued)

As of December 31, 2000, the Company has net operating loss carryforwards, approximately, of $840,105 to reduce future taxable income. The subsidiary has NOL carryforwards of $1,481,264. To the extent not utilized, both carryforwards will begin to expire through 2019. The Company's ability to utilize its net operating loss carryforwards is uncertain and thus a valuation reserve has been provided against the Company's net deferred tax assets.

The deferred net tax assets consist of the following at December 31:

                                                         2000            1999
                                                      ----------      ----------
Net Operating Loss Carryforwards                      $ 285,636       $ 182,936
Valuation Allowance                                    (285,636)       (182,936)
                                                      ----------      ----------

Net deferred tax assets                               $       0       $       0
                                                      ==========      ==========

NOTE 7 - PRIVATE PLACEMENT OFFERING

In August 2000, the Company conducted a self-underwritten offering of 1,000,000 units, consisting of one share of common stock and two stock warrants at $0.20 per unit. One warrant to be for purchase of one share of common stock at $.35 per share and the second warrant to be for purchase of one share of common stock at $.75 per share. The warrants expire in one year after purchase of the above described unit. As of December 31, 2000, the Company sold 750,000 units and received $150,000 in proceeds.

NOTE 8 - COMMON STOCK TRANSACTION

In September 2000, the Company issued 1,000,000 shares of common stock to a consultant for strategic planning and marketing services for the period from September 1, 2000 and extending for a minimum of six months and a maximum of 12 months. The fair value of the stock at the time of issue was $0.20 per share. The total cost of $200,000 was capitalized and amortized over a six-month period. For year ended December 31, 2000, $133,333 was charged to operations, and as of that date, the balance of unamortized marketing expense was $66,667.

The Company also issued 50,000 shares of common stock at a fair value of $0.13 per share to a consultant as an incentive for development and execution of a public relations program. The total cost of $6,500 was capitalized and amortized over a six-month period. For year ended December 31, 2000, $4,333 was charged to operations, and as of that date, the balance of unamortized public relation expense was $2,167.

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended December 31, 2000 and 1999


NOTE 8 - COMMON STOCK TRANSACTION (Continued)

In April 2000, the Company issued 400,000 shares of common stock to a financial advisor at a fair value of $0.22 per share, or total of $88,000. The Company also converted a consulting fee payable of $19,500 into 76,853 shares of common stock.

In 1999, the Company agreed to pay a consultant $5,250 per month; $2,000 in cash and the balance of $3,250 will be converted into the Company's common stock at 85% of the average market price during the compensation period. Accordingly, the Company had issued 88,833 shares of common stock at an average market price of $0.44 per share, or an aggregate of $33,125, for his service rendered.

NOTE 9 - STOCK OPTIONS

In February 2000, the Company granted 150,000 non-qualified stock options to officers at an exercise price of fifteen cents ($.15) per share through February 2003. The fair value of the stock when granted was $0.20 per share.

In September 1999, the Company granted 60,000 non-qualified stock options to employees at an exercise price of fifty-four cents ($.54) per share through September 2001.

There were 750,000 shares of options exercised at $.125 per share in 1999. None were exercised in 2000.

A summary of the status of the Company's stock option as of December 31, 2000 and 1999, and changes during the years then ended is presented below:

                                             2000                       1999
                                    --------------------------------------------
                                                 Weighted              Weighted
                                                  Average               Average
                                                 Exercise              Exercise
                                    Number of      Price    Number of   Price
                                     Shares      Per Share    Shares   Per Share
Outstanding at beginning of Year    2,560,000     $0.27     3,550,000   $0.23
Granted                               150,000      0.15        60,000    0.54
Exercised                                   0         -      (750,000)   0.125
Expired and Cancelled                (400,000)     0.10      (300,000)   0.20
                                    ----------    ------   -----------  ------
Outstanding at end of Year          2,310,000     $0.29     2,560,000   $0.27
                                    ==========    ======   ===========  ======

Exercisable at end of Year          2,310,000     $0.29     2,515,000   $0.26
                                    ==========    ======   ===========  ======

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended December 31, 2000 and 1999


NOTE 9 - STOCK OPTIONS (Continued)

The following table sets forth additional information about stock options outstanding at December 31, 2000:

                           Weighted
          Number           Average         Weighted      Number
Range of  Outstanding      Remaining       Average       Exercisable
Exercise  as of            Contractual     Exercise      as of
Prices    Dec. 31, 2000    Life            Price         Dec. 31, 2000
$0.54        60,000        0.75 years      $0.54            60,000
$0.25     1,000,000        0.92 years      $0.25         1,000,000
$0.375    1,000,000        0.92 years      $0.375        1,000,000
$0.001      100,000        0.92 years      $0.001          100,000
$0.15       150,000        2.17 years      $0.15           150,000
          ---------        ----            ------        ---------
          2,310,000        0.99 years      $0.29         2,310,000
          =========        ====            ======        =========

The Company accounts for equity-based instruments issued or granted to employees using the intrinsic method as prescribed under APB No. 25 Accounting for Stock Issued to Employees. During 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), which defines a fair value based method of accounting for stock options or similar equity instruments. The Company has elected to adopt the disclosure-only provisions of SFAS 123 in accounting for employee stock options. Accordingly, the Company has elected to account for its stock-based compensation plan under APB Opinion No. 25 an accounting standard under which no related compensation was recognized in 2000 or 1999, the year of the grant; however the Company has computed for pro forma disclosure purposes, the value of all options granted during the year ended December 31, 2000 and 1999 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 and the weighted average assumptions as follows:
                                                               December 31,
                                                            2000         1999
                                                         -----------------------
Weighted average fair value per option granted            $0.185        $0.19
Risk-free interest rate                                    5.00%         6.00%
Expected dividend yield                                    0.00%         0.00%
Expected Lives                                             3.00          3.00
Expected volatility                                        0.30          0.30

For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. The Company's pro forma information follows:
                                                            December 31,
                                                        2000             1999
                                                     ----------      -----------
Net Loss as reported                                 $(302,530)      $  (45,667)
                                                     ==========      ===========
Net Loss (pro forma)                                 $(315,580)      $  (49,467)
                                                     ==========      ===========
Basic net loss per share as reported                 $   (0.03)      $    (0.01)
                                                     ==========      ===========
Basic net loss per share (pro forma)                 $   (0.03)      $    (0.01)
                                                     ==========      ===========

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended December 31, 2000 and 1999


NOTE 10 - WARRANTS

As discussed in Note 7, the Company sold warrants in a private placement offering to purchase up to 1,500,000 shares of common stock at exercise prices of $.35 or $.75 per share. These warrants will expire in August 2001.

A summary of the status of the Company's warrants as of December 31, 2000, and changes during the year then ended is presented below:

                                                                Weighted Average
                                                                    Exercise
                                                    Number of        Price
                                                     Shares        Per Share
                                                   ---------       ---------
Outstanding at beginning of Year                           0       $      -
Granted                                            1,500,000           0.55
Exercised                                                  0              -
Expired and Cancelled                                      0              -
                                                   ---------       ---------
Outstanding at end of Year                         1,500,000       $   0.55
                                                   =========       =========

Exercisable at end of Year                         1,500,000
                                                   =========

There were no outstanding warrants as of December 31, 1999.


NOTE 11 - NET LOSS PER SHARE

Net loss per share is computed based on the weighted average number of shares of common stock outstanding during the period. Basic net loss per share for years ended December 31, 2000 and 1999 was $0.02 and $0.01, respectively. Net loss per share does not include options and warrants as they would be anti-dilutive in 2000 and 1999 due to the net loss in those years.


NOTE 12 - SEGMENT INFORMATION

SFAS No. 131 "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" requires that a publicly traded company must disclose information about its operating segments when it presents a complete set of financial statements. Since the subsidiary did not have any operations in 2000 or 1999, and the Company has only one segment; accordingly, detailed information of the reportable segment is not presented.

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended December 31, 2000 and 1999


NOTE 13 - RELATED PARTY TRANSACTION

As disclosed in Note 4a, the Company had notes payable to the officers in the amounts of $278 and $23,470 as of December 31, 2000 and 1999, respectively. As of these dates, balance of accrued interest was $63,542 and $57,113, respectively. Interest expense charged on these notes totaled $6,429 and $7,638 in those years, respectively.

The Company converted a deposit from shareholder in the amount of $7,758 into equity.

NOTE 14 - MAJOR CUSTOMERS

During 2000 and 1999, the Company had one major customer, sales to which exceeded 10% of the Company's total sales. Sales to this customer totaled $234,958 and $403,247 for the years ended December 31, 2000 and 1999, respectively.

NOTE 15 - CONTINGENCIES AND COMMITMENTS

Contingency

The Company agreed to pay a financial advisor in the sum of $15,000 on condition that the Company obtains outside capital financing or sells to a third party an equity interest in the Company.

Public Relation Agreement

In September 2000, the Company entered into an agreement providing that the Company will pay $6,000 per month for a public relation through February 2001.

Lease Commitments

The Company leases its office facilities for $787 per month. The lease expires April 2001. Rent expense totaled $9,368 and $9,216 for 2000 and 1999, respectively.

The Company also leases office equipment at $197 per month on a month-to-month basis.

As of December 31, 2000, the minimum commitment under these leases is $3,148.

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years ended December 31, 2000 and 1999


NOTE 16 - GOING CONCERN

The accompanying consolidated financial statements are presented on the basis that the Companies are going concerns. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. As shown in the accompanying consolidated financial statements, as of December 31, 2000, the Company has accumulated deficit of $3,282,332, a stockholders' deficit of $342,372 and its current liabilities exceed current assets by $358,820.

As discussed in Note 7, the Company conducted a private placement offering in 2000, and had raised $150,000. The offering was completed in January 2001. With funds from the private placement and upon the completion of the research, the Company began to market and publicize its second product line, Impairment Detection device. Management is also actively increasing marketing efforts to increase revenues. The Company continued existence depends on its ability to meet its financing requirements and the success of its future operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 17 - SUBSEQUENT EVENT

The private placement offering was completed in January 2001. The Company sold 250,000 units and received $50,000.

                         EYE DYNAMICS, INC. & SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                 March 31, 2001
                                  (unaudited)


                                     ASSETS
Current Assets
  Cash                                                                $  35,620
  Account Receivables                                                    76,020
  Employee Advance                                                       49,489
  Inventories                                                            97,151
  Unamortized Expense                                                     4,000
                                                                      ----------

    Total Current Assets                                                262,280
                                                                      ----------

Property and Equipment
  Furniture and Fixtures                                                  1,432
  Equipment - Telemed                                                    13,331
                                                                      ----------
                                                                         14,763
  Less: Accumulated Depreciation                                        (10,931)
                                                                      ----------

    Total Property and Equipment                                          3,832
                                                                      ----------

Other Assets
  Deposits                                                               13,239
                                                                      ----------

    Total Other Assets                                                   13,239
                                                                      ----------

TOTAL ASSETS                                                          $ 279,351
                                                                      ==========


     The accompanying notes are an integral part of the financial statements

                         EYE DYNAMICS, INC. & SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                 March 31, 2001
                                  (unaudited)


                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
  Accounts Payable                                                  $    48,170
  Accrued Interest                                                      279,630
  Other Accrued Expenses                                                  6,879
  Income Taxes Payable                                                    1,600
  Line of Credit                                                          9,931
  Notes Payable, current Portion                                        417,249
                                                                    ------------

    Total Current Liabilities                                           763,459
                                                                    ------------

Long-Term Liabilities                                                         0
                                                                    ------------

    Total Liabilities                                                   763,459
                                                                    ------------

Stockholders' Deficit
  Common Stock, $.001 par value,
   50,000,000 shares authorized;
   11,691,313 shares issued and
   outstanding                                                           11,691
  Paid-in Capital                                                     2,986,269
  Accumulated Deficit                                                (3,482,068)
                                                                    ------------

    Total Stockholders' Deficit                                        (484,108)
                                                                    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                         $   279,351
                                                                    ============


     The accompanying notes are an integral part of the financial statements

                         EYE DYNAMICS, INC. & SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For Three Months ended March 31, 2001 and 2000
                                  (unaudited)


                                                     2001              2000
                                                 -------------     -------------
SALES                                            $    112,168      $    205,562

COST OF SALES                                          44,569           102,651
                                                 -------------     -------------

GROSS PROFIT                                           67,599           102,911

OPERATING EXPENSES                                    256,353           120,246
                                                 -------------     -------------

LOSS FROM OPERATIONS                                 (188,754)          (17,335)
                                                 -------------     -------------

OTHER INCOME (EXPENSES)
  Interest Income                                         329                 -
  Interest Expense                                     (9,711)           (9,137)
                                                 -------------     -------------

TOTAL OTHER INCOME (EXPENSES)                          (9,382)           (9,137)
                                                 -------------     -------------

LOSS BEFORE TAXES                                    (198,136)          (26,472)

PROVISION FOR INCOME TAXES                              1,600             1,600
                                                 -------------     -------------

NET LOSS                                         $   (199,736)     $    (28,072)
                                                 =============     =============

Net Loss per share - Basic and Diluted           $      (0.02)     $      (0.00)
                                                 =============     =============

Weighted Average Shares Outstanding                11,691,313         9,139,460
                                                 =============     =============

     The accompanying notes are an integral part of the financial statements

                         EYE DYNAMICS, INC. & SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For Three Months ended March 31, 2001 and 2000
                                  (unaudited)


                                                           2001          2000
                                                        ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                              $(199,736)    $ (28,072)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
   Depreciation                                               652           667
   Issuance stock for investor relation                     8,000             0
   (Increase) Decrease in:
      Accounts Receivable                                  82,454        54,123
      Employee Advance                                    (46,965)            0
      Inventories                                         (37,419)       (4,930)
      Prepaid Expenses and Others                          66,469         2,671
      Deposits                                             (1,275)         (405)
   Increase (Decrease) in:
      Accounts Payable                                     20,899         4,423
      Accrued Expenses                                     (4,678)       10,461
      Income Tax Payable                                    1,600         1,600
                                                        ----------    ----------

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES         (109,999)       40,538
                                                        ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES                            0             0
                                                        ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuing common stock                       50,000             0
  Net Proceeds from Line of Credit                          9,931             0
  Net Payments to Notes Payable                                 0       (23,192)
                                                        ----------    ----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                  59,931       (23,192)
                                                        ----------    ----------

NET INCREASE (DECREASE) IN CASH                           (50,068)       17,346

BEGINNING OF PERIOD                                        85,688        50,580
                                                        ----------    ----------

END OF PERIOD                                           $  35,620     $  67,926
                                                        ==========    ==========

SUPPLEMENTAL DISCLOSURES:
  Cash Paid During the Period for:
     Interest                                           $     810     $       0
                                                        ==========    ==========
     Income Tax                                         $       0     $       0
                                                        ==========    ==========

  Noncash investing and financing activities:
   Issuance of common stock for investor relation expense       $8,000
                                                                =======


     The accompanying notes are an integral part of the financial statements

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Presentation of Interim Information

In the Opinion of the management of Eye Dynamics, Inc. & Subsidiary (the Company), the accompanying unaudited consolidated financial statements include all normal adjustments considered necessary to present fairly the financial position as of March 31, 2001, and the results of operations and cash flows for the three months ended March 31, 2001 and 2000. Interim results are not necessarily indicative of results for a full year.

The consolidated financial statements and notes are presented as permitted by Form 10-QSB, and do not contain certain information included in the Company's audited consolidated financial statements and notes for the fiscal year ended December 31, 2000.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Oculokinetics, Inc. (a California corporation), after elimination of all material intercompany accounts and transactions.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Reclassification

Certain reclassifications have been made to the 2000 consolidated financial statements to conform with the 2001 consolidated financial statement presentation. Such reclassification had no effect on net loss as previously reported.

NOTE 2 - EMPLOYEE ADVANCE

The Company has made advances to and on behalf of an employee and the employee has made repayments to the Company. The net receivable from the employee for these advances was $49,489 on March 31, 2001. The Company converted these advances into a note receivable as of April 2, 2001. The note bears interest at 12% per annum and is collateralized by 2,660,000 shares of capital stock of Ingen Technologies, Inc., a privately held California corporation. The note is due on demand.

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


NOTE 3 - LINE OF CREDIT

The Company maintained a $65,000 operating line of credit with a bank at the bank's prime rate plus 2.75%. This line of credit is payable on demand and is secured by all assets of the Company. As of March 31, 2001, the balance due was $9,931.

NOTE 4 - COMMON STOCK TRANSACTIONS

In January 2001, the Company completed a self-underwritten offering of 1,000,000 units, consisting of one share of common stock and two stock warrants at exercise prices of $0.35 and $0.75 per share. The Company received an aggregate of $200,000 in proceeds, of which $50,000 was received in year of 2001.

The Company issued 25,000 shares of common stock to a consultant as an incentive for development and execution of an investor relations program for the period from January 2001 through June 2001. The fair value of the stock at the time of issue was $0.32 per share. The total cost of $8,000 was capitalized and amortized over a six-month period. For three months ended March 31, 2001, $4,000 was charged to operations.

The Company also granted warrants to the consultant to purchase up to 200,000 shares of the Company's common stock. Exercised prices determined for the warrants are 66,666 shares at $0.32 per share; 66,666 shares at $0.82 per share; and 66,668 shares at $1.32 per share. The warrants will expire on January 3, 2004.

NOTE 5 - NET LOSS PER SHARE

Net loss per share is computed based on the weighted average number of shares of common stock outstanding during the period. Basic net loss per share for three months ended March 31, 2001 and 2000 was $0.02 and $0.00, respectively. Net loss per share does not include options and warrants as they would be anti-dilutive in 2001 and 2000 due to the net loss in those periods.

NOTE 6 - SEGMENT INFORMATION

SFAS No. 131 "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" requires that a publicly traded company must disclose information about its operating segments when it presents a complete set of financial statements. Since the subsidiary did not have any operations in 2001 or 2000, and the Company has only one segment; accordingly, detailed information of the reportable segment is not presented.

                         EYE DYNAMICS, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


NOTE 7 - RELATED PARTY TRANSACTION

The Company had notes payable to the officers in the amount of $278 as of March 31, 2001. As of that date, balance of accrued interest related to the notes was $65,143. Interest expense charged on these notes totaled $1,601 for three months ended March 31, 2001.

NOTE 8 - GOING CONCERN

The accompanying consolidated financial statements are presented on the basis that the Companies are going concerns. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. As shown in the accompanying consolidated financial statements, the Company incurred net losses of $199,736 and $28,072 for three months ended March 31, 2001 and 2000, respectively, and as of March 31, 2001, the Company had accumulated deficit of $3,482,068, a working capital deficiency of $501,179 and a deficit in net worth of $484,108.

A plan commenced in late 2000 to publicize the Company's SafetyScope product. Funds for this program were secured through equity financing as discussed in
Note 4. Additional financing will be required to implement a business plan that address the final engineering, tooling and marketing costs to fully commercialize the SafetyScope product. Management is currently seeking such financing and is in discussion with several potential funding sources.

Management is also currently involved in active negotiations to convert a note payable of $396,721 into equity, and actively increasing marketing efforts to increase revenues. The Company continued existence depends on its ability to meet its financing requirements and the success of its future operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           ---------------------------

                                TABLE OF CONTENTS

                           ---------------------------

                                                                            Page

Prospectus Summary............................................................2
Risk Factors..................................................................2
The Business..................................................................5
Use of Proceeds...............................................................12
Management's Discussion and Analysis or Plan of Operation.....................12
Price Range of Common Stock...................................................15
Management....................................................................16
Executive Corporation.........................................................17
Principal Shareholders........................................................19
The Selling Shareholders......................................................20
Plan of Distribution..........................................................21
Description of Common Stock...................................................21
Experts.......................................................................22
Legal Matters.................................................................22
Where You Can Find More Information...........................................22
Index to Financial Statements.................................................23


DEALER PROSPECTUS DELIVERY OBLIGATION. Until _____, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                3,000,000 SHARES


                                  COMMON STOCK




                               EYE DYNAMICS, INC.






                                   PROSPECTUS



                               _____________, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Articles of Incorporation of the Company limit the personal liability of its directors and officers for damages for breach of fiduciary duty in a manner identical in scope to that permitted under Nevada Law. The Articles of Incorporation of the Company also provide that any repeal or modification of that provision shall apply prospectively only. The Company's Bylaws provide that the Company may indemnify its officers and directors, and may indemnify its employees and other agents, to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         Subsection 1 of Section 78.037 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for
(a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Section
78.300 of the Nevada Law.

         Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

         Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

         Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification under Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
(c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

         Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law. Subsection 3 of
Section 78.751 of the Nevada Law provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses incurred or to be incurred by the Company in connection with the preparation and filing of this Registration Statement are estimated to be as follows:


Printing and duplication expenses...........................  $ 1,000
Registration fee............................................      222
Legal fees and expenses.....................................   10,000
Accounting fees and expenses................................    2,000
Transfer Agent fees.........................................      300
Miscellaneous...............................................      478

          Total............................................. $ 14,000
                                                             ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In the fall of 2000 the Company sold a total of 1,000,000 units to four private investors. Each Unit consisted of one share of Common Stock, one warrant to purchase a share of Common Stock at an exercise price of $.35 per share, and one warrant to purchase a share of Common Stock at an exercise price of $.75 per share. The price per unit was $.20. Each warrant is exercisable for one year from issuance. No commissions were paid in connection with the transaction. The Company is required to register the resale of all of the shares issued in the private placement, including the shares issuable upon exercise of the Warrants. the Company believes the sale was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof.

ITEM 27. EXHIBITS

         The following exhibits are filed with this Registration Statement:


        EXHIBIT
        NUMBER                 DESCRIPTION

         3.1      Amended and Restated Articles of Incorporation of the
                  Company (1)

         3.2      Amended and Restated Bylaws of the Company (1)

         5.1      Opinion of Haddan & Zepfel LLP

         10.1     Form of Warrant*

         10.2 Employment Agreement, dated April 1, 1989 with Charles E. Phillips (1)

         10.3 Employment Agreement, dated December 1, 1989 with Barbara J. Mauch (1)

         10.4 Exclusive Licensing Agreement, dated November 1, 1989 with Ronald A. Waldorf (1)

         10.5 Standard Multi-Tenant Commercial Industrial Lease-Gross, dated January 25, 1996, between the Company and AmberJack, Ltd., and Amendments No. 1, No. 2 and No. 3.(2)

         10.6 Agreement, dated March 19, 2001 between the Company and Medtrak, Inc.(2)

         23.1     Consent of Harold Y. Spector, Certified Public Accountant

         24.2     Consent of Haddan & Zepfel LLP (included in Exhibit 5.1)

----------------

(1) Incorporated by reference from Amendment No. 1 to the Company's Amended Report on Form 10-SB, filed with the Commission on December 13, 1999.

(2) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

Item 17. Undertakings.

          The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, for instance if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Torrance, State of California, on June 27, 2001.


                                             Eye Dynamics, Inc.

                                             By: /s/ Charles E. Phillips
                                                  Charles E. Phillips, President




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

 Signature                                   Title                             Date
(1) Principal Executive, Financial and
    Accounting Officer

/s/ Charles E. Phillips                      President, Chief Financial     June 27, 2001
    Charles E. Phillips                      Officer and a Director

(2) Directors

/s/ Ronald A. Waldorf *                      Chairman and a Director        June 27, 2001
    Ronald A. Waldorf

/s/ Arnold Kay *                             Director                       June 27, 2001
    Arnold Kay

*By Charles E. Phillips, attorney-in-fact